UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         December 9, 2005

SUN HEALTHCARE GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

     On December 9, 2005, Sun Healthcare Group, Inc. ("Sun") and its operating subsidiaries (collectively with Sun, the "Company") entered into a Joinder and First Amendment to Amended and Restated Loan and Security Agreement (the "Amendment") with CapitalSource Finance LLC. Upon completion of the Sun's acquisition of Peak Medical Corporation ("Peak") on December 9, 2005, the Company entered into the Amendment to include Peak and most of its operating subsidiaries under the Company's revolving credit facility with CapitalSource Finance.  The Amendment also increases fees if Sun terminates the credit facility prior to its scheduled termination date, incorporates limitations on the borrowing base derived from certain of Peak's accounts receivable in which a mortgage lender has a security interest and requires payment of interest on a minimum of $10,000,000, whether or not such amount is borrowed under the credit facility.

Item 2.01  Completion of Acquisition or Disposition of Assets

     On December 9, 2005, Sun completed its acquisition of Peak.  Sun issued 8,871,890 shares of its common stock to the owners of Peak in exchange for 100% of the ownership of Peak.

     Peak is an Albuquerque, New Mexico based healthcare company that operates or manages an aggregate of 62 inpatient facilities that include skilled nursing facilities, independent and assisted living residences and a small hospice operation. Peak's operations are located in seven states with 5,264 licensed beds, 242 unlicensed units, and 902 managed beds. The seven states are contiguous to the Company's western operating locations. Peak's net revenues were approximately $229.0 million in 2004. Peak has approximately 5,200 employees serving more than 4,800 residents and patients in its operating facilities on a daily basis.

Item 3.02  Unregistered Sales of Equity Securities

     In connection with the acquisition of Peak as described above, Sun issued 8,871,890 shares of its common stock to the stockholders of Peak in consideration of the acquisition of 100% of the ownership of Peak.  The sale of such shares was made pursuant to the private placement exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective as of December 9, 2005, Michael J. Foster and Keith W. Pennell joined the Board of Directors of Sun.  In connection with Sun's acquisition of Peak, Sun agreed that the number of its authorized directors would increase by two and that RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. (collectively, "RFE") and DFW Capital Partners, L.P. ("DFW"), the major stockholders of Peak, were each entitled to nominate one individual to Sun's Board of Directors until such time as RFE or DFW, as the case may be, ceases to own at least 50% of the shares of our common stock acquired by it in the acquisition of Peak.  The initial nominee of RFE was Mr. Foster and the initial nominee of DFW was Mr. Pennell.  Mr. Foster has been appointed to the Audit and Executive Committee of Sun's Board of Directors and Mr. Pennell has been appointed to the Compliance and Compensation Committee's of Sun's Board of Directors.

     Michael J. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989.  RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and other private equity investment funds. Mr. Foster is a director of several privately held portfolio companies of RFE Investment Partners V, L.P., RFE VI SBIC, L.P., and the other investment funds managed by RFE Management Corp.

     Keith W. Pennell is a Managing Director of DFW Management Corp. of Teaneck, New Jersey, where he has been employed since 1998. DFW Management Corp. is the investment manager for DFW Capital Partners, L.P. and other affiliated investment partnerships, of which Mr. Pennell is also a General Partner. Mr. Pennell serves as a director of several privately held portfolio companies of DFW Capital Partners, L.P., and other affiliated funds of DFW Management Corp. From 1992 to 1998, Mr. Pennell served as a Vice President and Partner with First Atlantic Capital, Ltd., a New York-based leveraged buyout and private equity investment firm.

Item 9.01.  Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

Audited Consolidated Financial Statements for Peak Medical Corporation for the years ended December 31, 2004 and 2003 (incorporated by reference from the Proxy Statement filed with the Securities and Exchange Commission by Sun Healthcare Group, Inc. on September 22, 2005.)

Unaudited Consolidated Financial Statements for Peak Medical Corporation for the nine months ended September 30, 2005 and 2004 (incorporated by reference from the Current Report on Form 8-K filed with the Securities and Exchange Commission by Sun Healthcare Group, Inc. on December 1, 2005.)

(b)	Pro forma financial information

Unaudited Pro Forma Consolidated Financial Statements of Sun Healthcare Group, Inc. and Peak Medical Corporation as of September 30, 2005, and for the year ended December 31, 2004 and the nine months ended September 30, 2005 (incorporated by reference from the Current Report on Form 8-K filed with the Securities and Exchange Commission by Sun Healthcare Group, Inc. on December 1, 2005).

(c)	Exhibits

10.1

Joinder and First Amendment to Amended and Restated Loan and Security Agreement effective as of December 9, 2005 by and among Sun Healthcare Group, Inc. and its operating subsidiaries, Peak Medical Corporation and its subsidiaries listed on the signature pages thereof, and CapitalSource Finance, LLC in its capacity as a Lender and as collateral agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jennifer L. Botter
Name: Jennifer L. Botter
Title: Sr. Vice President and Corporate Controller

Dated:  December 15, 2005